================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Image Entertainment, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           -------------------------
                           IMAGE ENTERTAINMENT, INC.
                           -------------------------
                                9333 Oso Avenue
                          Chatsworth, California 91311

                         NOTICE OF 1997 ANNUAL MEETING
                          TO BE HELD SEPTEMBER 5, 1997


Dear Shareholder:

     The annual meeting of shareholders of Image Entertainment, Inc., a California corporation will be held at The Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth, California, on Friday, September 5, 1997, at 10:00 a.m. (local time), for the following purposes:

1.   ELECTION OF DIRECTORS.  To elect 4 directors to hold office until their
     ---------------------
     respective successors are duly elected and qualified -- Ira S. Epstein, Martin W. Greenwald, Russell Harris and Stuart Segall have been nominated for election (Proposal 1).

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.  To ratify the
     ---------------------------------------------------
     appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending March 31, 1998 (Proposal 2).

3.   OTHER BUSINESS.  To transact such other business as may properly come
     --------------
     before the meeting and any adjournments thereof.

     Enclosed with this Notice is a Proxy Statement which describes the foregoing items of business and a Proxy.

     The Board of Directors has fixed the close of business on July 8, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors,

                                       /s/ Cheryl Lee

                                       CHERYL LEE
                                       Corporate Secretary

Chatsworth, California
July 29, 1997

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED.
EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                PROXY STATEMENT
                            _______________________

                       ANNUAL MEETING OF SHAREHOLDERS OF

                           IMAGE ENTERTAINMENT, INC.
                            _______________________

                               SEPTEMBER 5, 1997


     Proxy Statements and Proxies are being furnished to the shareholders of Image Entertainment, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by the Company's board of directors (the "Board") for use at the Company's annual meeting of shareholders and any adjournments thereof (the "Annual Meeting"). It is anticipated that Proxy Statements and Proxies will first be mailed to shareholders on or about July 29, 1997.

TIME, DATE AND PLACE OF THE ANNUAL MEETING.

     The Annual Meeting will be held at The Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth, California, on Friday, September 5, 1997, at 10:00 a.m. (local time).

RECORD DATE / SHAREHOLDERS ENTITLED TO VOTE.

     Only shareholders of record at the close of business on July 8, 1997, the record date (the "Record Date") fixed by the Board, are entitled to notice of and to vote at the Annual Meeting. On that date, there were 13,474,708 shares of the Company's common stock, no par value (the "Common Stock"), outstanding. No shares of the Company's preferred stock, $1.00 par value, are outstanding.


                            SOLICITATION OF PROXIES

VOTING OF PROXIES.

     A Proxy is enclosed for you to vote on Proposals 1 and 2. If the Proxy is properly executed and returned prior to the Annual Meeting, the shares of Common Stock it represents will be voted as you direct or, if you indicate no direction, FOR the director nominees named in Proposal 1 and FOR Proposal 2.

     In the event of cumulative voting for directors, the proxyholders appointed by the Proxy (the "Proxyholders") will have discretionary authority to cumulate votes among the director nominees with respect to which the Proxyholders' authority to vote was not withheld. The Proxyholders will have discretionary authority to vote on such business (other than Proposals 1 and 2) as may properly come before the Annual Meeting (the Board does not currently know of any such business).

REVOCABILITY OF PROXIES.

     A shareholder may revoke a proxy at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

VOTING IN PERSON BY BENEFICIAL OWNERS.

     If your shares of Common Stock are held of record by a broker, bank or other person, and you wish to attend the Annual Meeting and vote in person, you must obtain from the broker, bank or other holder of record a proxy confirming your beneficial ownership of the shares and bring it to the Annual Meeting.

COSTS OF THE SOLICITATION.

     The Board is making this proxy solicitation, the costs of which (including the reasonable charges and expenses of brokerage firms, banks and others for forwarding proxy materials to beneficial owners of Common Stock) will be borne by the Company. Proxies will be solicited through the mails, and may also be solicited personally or telephonically by the Company's officers, other regular employees and directors (without additional compensation).


                           VOTE REQUIRED FOR APPROVAL

     Except with respect to cumulative voting for directors, each share of Common Stock outstanding as of the Record Date is entitled to one vote on each matter of business that may properly come before the Annual Meeting.

     A majority of the shares of Common Stock outstanding on the Record Date, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the four nominees receiving the highest number of votes will be elected as directors (Proposal 1). Votes against a candidate have no legal effect. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and voting at the Annual Meeting (the shares affirmatively voted must also constitute at least a majority of the required quorum) is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors (Proposal 2).

     Abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not constitute a vote "for" or "against" any matter, and thus will be disregarded in the calculation of a plurality or of votes cast on any matter submitted to the shareholders for a vote.

     "Broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker has physically indicated on the proxy that the broker or nominee does not have discretionary power to vote on a particular matter) are counted as present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the shares of Common Stock beneficially owned or deemed to be beneficially owned as of July 1, 1997 by (i) each person known to the Company to be the beneficial owner of (or deemed under Rule 13d-3 to be the beneficial owner of) more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all directors and executive officers as a group:



                                                                    COMMON STOCK             PERCENT
NAME                                                         BENEFICIALLY OWNED/(1)//(2)/   OF CLASS/(3)/
----                                                         ----------------------------   --------------

IMAGE INVESTORS CO. /(4)//(5)/................................         5,551,319             38.96%
c/o Metromedia Company
One Meadowlands Plaza
East Rutherford, NJ 07073

  JOHN W. KLUGE AND STUART SUBOTNICK/(4)//(5)/
  c/o Metromedia Company
  One Meadowlands Plaza
  East Rutherford, NJ 07073

MARTIN W. GREENWALD /(6)/...................................           1,080,634              7.84%

STUART SEGALL /(6)/.........................................             965,961              7.12%

RUSSELL HARRIS /(5)//(7)/.....................................           180,045              1.33%

IRA S. EPSTEIN /(8)/........................................              60,981                 *

CHERYL LEE..................................................             137,159              1.01%

JEFF FRAMER.................................................              83,400                 *

DAVID BORSHELL..............................................             110,840                 *

ALL DIRECTORS & EXECUTIVE OFFICERS AS A GROUP (7 PERSONS)...           2,617,990             17.95%

-------------------------------------------------------------------------------
* Less than 1%.

(1) The number of shares beneficially owned includes shares of Common Stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each person named reportedly has sole voting and investment powers with respect to the Common Stock beneficially owned by such person, subject to applicable community property and similar laws. On July 1, 1997, there were 13,474,708 shares of Common Stock outstanding.

(2) The number of shares listed as beneficially owned by each named person (and the group) includes shares of Common Stock underlying options, warrants and rights exercisable as of or within 60 days after July 1, 1997, as follows:

Image Investors Co............................................  773,019 /(4)//(5)/
          John W. Kluge and Stuart Subotnick/(4)//(5)/
Mr. Greenwald.................................................  315,577
Mr. Segall....................................................   85,577
Mr. Harris....................................................   92,732 /(5)/
Mr. Epstein...................................................   57,981
Ms. Lee                                                         137,159
Mr. Framer....................................................   83,400
Mr. Borshell..................................................  110,442
All directors & executive officers as a group (7 persons).....  882,917

(3) Common stock not outstanding but which underlies options, warrants and rights exercisable as of or within 60 days after July 1, 1997 is deemed to be outstanding for the purpose of computing the percentage of the Common Stock beneficially owned by each named person (and the group), but is not deemed to be outstanding for any other person.

(4) All of the shares of Common Stock and a warrant to purchase 425,000 shares are held of record by Image Investors Co. ("IIC"). The shares of Common Stock listed in the table as beneficially owned by IIC may also be deemed to be beneficially owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and the sole shareholders of IIC. Messrs. Kluge and Subotnick have shared voting and investment powers with respect to such shares. Amendment No. 11 (dated December 30, 1992) to a
     Schedule 13D, dated July 18, 1988, filed on behalf of IIC, John W. Kluge and Stuart Subotnick, states that IIC, John W. Kluge and Stuart Subotnick each "disclaims membership in a group, although a group might be deemed to exist." There are demand and piggyback registration rights with respect to 3,718,169 shares of Common Stock beneficially owned by IIC (which includes 425,000 shares of Common Stock issuable upon exercise of a warrant but does not include shares or rights acquired pursuant to the Stock Purchase Agreement referenced in footnote 5 below).

(5) Under a stock purchase agreement, dated as of December 29, 1987, as amended (the "Stock Purchase Agreement"), certain investors (including IIC and Mr. Harris) acquired shares of Common Stock from the Company. The Schedule 13D, dated December 29, 1987, filed in connection with the initial acquisition of shares under the Stock Purchase Agreement states that the investors "disclaim status as a group." The Stock Purchase Agreement provides that antidilution rights be granted in connection with certain issuances of Common Stock. Antidilution rights to 348,019 shares exercisable by IIC and 34,751 shares exercisable by Mr. Harris as of or within 60 days after July 1, 1997 are included in the table. The antidilution rights exercisable by IIC are included in the table as beneficially owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and sole shareholders of IIC. The Stock Purchase Agreement also provides that investors collectively holding a specified percentage of "Shares" (as defined in the Stock Purchase Agreement) may cause the Company to register the Shares with the SEC.

(6) Includes 1,030 shares of Common Stock held of record by Momandad, Inc., a corporation of which Messrs. Greenwald and Segall are the sole shareholders. With respect to such shares, Messrs. Greenwald and Segall share voting and investment powers.

(7) Includes 87,313 shares of Common Stock held by Mr. Harris as trustee for a family trust.

(8)  Includes 2,000 shares of Common Stock held by Mr. Epstein's Keogh plan.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINEES.

     The Bylaws provide for a Board consisting of a minimum of 4 and a maximum of 7 members.

     The name of each nominee for election to the Board, his principal occupation, age, all positions and offices with the Company held by him and the year he first became a director and additional biographical data is set forth below. For information regarding each nominee's security ownership, see "Security Ownership of Certain Beneficial Owners and Management."

MARTIN W. GREENWALD ..................................................  Age:  55
-------------------
Chairman of the Board, Chief Executive Officer and President since April 1981, and Treasurer since January 1988. Mr. Greenwald is a 1964 graduate of Fairleigh Dickinson University. Since July 1990, Mr. Greenwald has been a board member of the Permanent Charities Committee of the Entertainment Industries, an umbrella organization which coordinates charitable contributions. Mr. Greenwald has been the Chairperson of the Optical Videodisc Association (OVDA) (formerly the Laserdisc Association of America) since 1995.

STUART SEGALL ........................................................  Age:  52
-------------
Director and Vice President (not an executive officer) since April 1981. Mr. Segall's principal occupation is that of principal of Stu Segall Productions, a television and motion picture production company with offices in North Hollywood, California and a full-service production facility in San Diego, California. From 1984 to 1989, Mr. Segall was a supervising producer for Steven
J. Cannell Productions, Hollywood, California.

IRA S. EPSTEIN .......................................................  Age:  65
--------------
Director since June 1990. Mr. Epstein is of counsel to the Beverly Hills law firm of Weissman, Wolff, Bergman, Coleman & Silverman. Prior to that, Mr. Epstein was the managing partner of Cooper, Epstein & Hurewitz, where he practiced law from 1975 to 1993. Mr. Epstein has held officer and director positions in numerous corporations.

RUSSELL HARRIS .......................................................  Age:  53
--------------
Director since January 1991. Mr. Harris is a private investor and telecommunications consultant. Mr. Harris is also a director of two non-public entities. Mr. Harris was President and director of County Voice, a public utility licensed to provide radio paging services in Southern California, from November 1985 to January 1992. From 1983 to 1987, Mr. Harris held various executive positions with Metromedia Telecommunications, Inc.

VOTE REQUIRED.

     Four directors are to be elected at the Annual Meeting to hold office until the Company's next annual meeting of shareholders and until their respective successors have been elected and qualified. Proxies solicited by the Board will be voted, unless authority to vote is withheld, for the nominees named above or, if any of these nominees were unavailable to stand for election (an occurrence not expected by the Board), such substitute nominee(s) as selected by the Board.

     If any shareholder has given notice at the Annual Meeting, before the voting for directors begins, of the shareholder's intention to cumulate votes, then all shareholders may cumulate their votes, but only for nominees whose names have been placed in nomination before the voting. Under cumulative voting, each shareholder is entitled to the number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by the shareholder. The shareholder may cast all those votes for a single nominee or distribute them among as many nominees as the shareholder sees fit. If voting for directors is noncumulative, each share of Common Stock will be entitled to one vote for each of the nominees.

     In the event of cumulative voting for directors, the Proxyholders will have discretionary authority to cumulate votes among the nominees named above (including any substitute nominees) with respect to shares for which the Proxyholders' authority to vote was not withheld, so as to elect a maximum number of such nominees.

     Assuming a quorum is present, the nominees receiving the highest number of votes will be elected as directors (votes against a candidate have no effect). If voting for directors is noncumulative, the holders of a majority of the shares of Common Stock voting could elect all the directors.

BOARD COMMITTEES AND MEETINGS.

     The Board has standing audit and compensation committees, but no nominating committee (the functions of a nominating committee are performed by the entire Board). The audit committee is composed of Messrs. Epstein and Harris. The audit committee's primary functions are to recommend to the Board the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls. The audit committee met once during fiscal 1997. The compensation committee is composed of Messrs. Epstein and Harris. The compensation committee's primary functions are to review and approve salaries, bonuses and other compensation payable to the Company's executive officers. The compensation committee met four times during fiscal 1997.

     The Board met six times during fiscal 1997. Each director attended all of the meetings, except Mr. Segall who attended all but one of the meetings. The Board administers the Company's 1994 Eligible Directors Stock Option Plan, and the compensation committee administers the Company's 1989, 1990 and 1992 Stock Option Plans, and other employee benefit plans of the Company.

COMPENSATION OF DIRECTORS.

     Non-employee directors each receive a fee of $400 for each Board meeting attended.

     Since July 12, 1994, the Company has made automatic annual awards to non-employee directors under the Company's 1994 Eligible Directors Stock Option Plan, as amended (the "Directors Plan"). On July 12, 1994, July 12, 1995, July 12, 1996 and July 14, 1997 (the first business day following July 12, 1997), Messrs. Epstein and Harris were each granted 15,000 options under the Directors Plan at a per share exercise price of $7.25, $6.875, $5.8125 and $3.25, respectively. The Directors Plan, which provides for automatic annual grants of options "at market" to acquire the Company's Common Stock (the "Options") to non-employee directors, was approved by the shareholders at the Company's 1995 Annual Meeting.

     The Options granted pursuant to the Directors Plan will expire 10 years after the date of grant, subject to earlier termination as described below. The Options become exercisable in installments at the rate of 50% of the shares initially subject to the Option on the date six months after the grant date, and another 25% of such initial number of shares on the date 12 months and on the date 18 months after the grant date.

     If an optionee's services as a member of the Board of Directors terminate by reason of death or disability, the director's Options become fully exercisable and remain exercisable for one year thereafter or until the expiration of their stated term, whichever occurs first, and then terminate. If the director's services terminate for any other reason, the director's Options, to the extent they are exercisable on such date, remain exercisable for six months or until the expiration of their stated term, whichever occurs first, and then terminate; the Options not exercisable at the time of termination of service will terminate.

     Upon the occurrence of certain events described in the Directors Plan (such as a dissolution, liquidation or certain merger or asset transactions or changes in control of the Company), each Option awarded under the Directors

Plan will become immediately exercisable, provided that no Option will be accelerated to a date which is less then six months after the date of grant of the Option.


                             EXECUTIVE COMPENSATION

     The following table sets forth certain annual and long-term compensation for each of the last three fiscal years, paid to the Company's Chief Executive Officer and each Executive Officer whose salary and bonus exceeded $100,000 in the last fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                Annual  Compensation                Compensation
                                      ------------------------------------------    ------------
                                                                       Other         Securities           All
                                                                       Annual        Underlying          Other
                             Fiscal     Salary           Bonus      Compensation      Options         Compensation
Name & Principal Position     Year    ($)/(1)/         ($)/(2)/       ($)/(3)/          (#)               ($)
-------------------------    ------   ----------       ---------    ------------     ----------       ------------
Martin W. Greenwald,         1997     $  263,187       $    300      $        --        150,000       $29,662/(4)/
President & CEO              1996        258,150        230,639               --              0         4,793/(5)/
                             1995        239,061        200,126               --        150,000         3,690/(6)/

Cheryl Lee,                  1997        148,019          5,881               --              0         3,042/(7)/
Chief Administrative         1996        140,969         57,983               --         60,000           769/(7)/
Officer                      1995        133,028         54,895               --         25,000         - 0 -

Jeff Framer,                 1997        125,173          5,881               --              0         2,593/(7)/
Chief Financial              1996        119,202         57,983               --         60,000           650/(7)/
Officer                      1995        111,019         54,895               --         25,000         - 0 -

David Borshell,              1997        119,731          5,881               --              0         2,644/(7)/
Sr. VP, Sales, Marketing     1996        111,327         57,983               --         75,000           622/(7)/
& Operations                 1995         92,310         54,895               --         25,000         - 0 -
------------------------------------------------------------------------------------------------------------------

(1) The fiscal 1997, 1996 and 1995 salary figures for Mr. Greenwald include an additional annual salary component characterized as an "unaccountable personal expense allowance" in his employment agreement.

(2) The fiscal 1997, 1996 and 1995 bonus figures for all of the named executive officers represent amounts awarded under a formal bonus plan set forth in each such officer's employment agreement, plus a nominal holiday bonus.

(3) While all the executive officers enjoyed certain perquisites in fiscal 1997, 1996 and 1995, such perquisites did not exceed the lesser of $50,000 or 10% of any executive officer's fiscal year salary and bonus for each such year.

(4) Includes $3,690 of term life insurance premium payments, $21,805 of universal life insurance premium payments (which commenced in June 1996) and $4,167 of Company contributions to a 401(k) plan.

(5) Includes $3,690 of term life insurance premium payments and $1,103 of Company contributions to a 401(k) plan. Company contributions to the 401(k) plan commenced on January 1, 1996.

(6)  Includes $3,690 of term life insurance premium payments.

(7) Entire amount consists of Company contributions to a 401(k) plan. Company contributions to the 401(k) plan commenced on January 1, 1996.


     The following table summarizes options granted in fiscal 1997 to the executive officers named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      Potential Realizable Value
                                                                                                       at Assumed Annual Rates
                                                                                                     of Stock Price Appreciation
                                                  Individual Grants                                     for Option Term/(1)/
                         --------------------------------------------------------------------      ------------------------------
                              Number of        Percent of Total
                             Securities        Options Granted
                             Underlying          to Employees        Exercise
                              Options              in Fiscal          Price        Expiration
Name                      Granted (#)/(2)/         Year/(3)/          ($/Sh)          Date         0% ($)      5% ($)     10% ($)
----------------         ------------------    ----------------    ------------    ----------      ------     --------    -------
Martin Greenwald             150,000/(4)/           100%           $6.750/(5)/      10/09/06        $0        $209,100    $932,850
Cheryl Lee                       0                   --               --               --           --           --          --
Jeff Framer                      0                   --               --               --           --           --          --
David Borshell                   0                   --               --               --           --           --          --

---------------------------------------------------------------------------------------------------------------------------------

(1) The amounts are based upon the 0%, 5% and 10% annual rates of return prescribed by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock price nor reflect actual gains, if any, realizable upon option exercise.

(2) In the event of a "Change of Control" (as defined in the Company's 1992 Stock Option Plan), the unvested portion of an option shall immediately vest. Additionally, the committee administering the Plan may (subject to Board approval) terminate the Plan and the options. If any termination occurs, the committee shall give each optionee written notice of the intention to terminate the Plan and the options, and shall permit the exercise of the options for at least thirty days immediately preceding the effective date of such termination. In the event an optionee's employment with the Company ceases for any reason other than death or disability, the options will terminate two weeks following the date employment ceases; however, the committee, in its sole discretion, may extend the exercise period from two weeks to three months. In the event of an optionee's death or disability, the options may be exercised for one year thereafter. Subject to the other provisions of the Plan, the committee has discretionary authority to amend or terminate the Plan and to do any other act advisable to administer the Plan.

(3) Based on options granted to employees totaling 150,000 shares (Mr. Greenwald was the only employee to receive options in fiscal 1997).

(4) The options were granted under the Company's 1992 Stock Option Plan and vest in 30,000 share increments on each of October 10, 1996, 1997, 1998, 1999 and 2000.

(5) The fair market value of the Common Stock on the date of grant was $5.00 per share. The exercise price was $1.75 over the fair market value of the Common Stock on the date of grant.

     The following table summarizes options exercised in fiscal 1997 by the executive officers named in the Summary Compensation Table and certain other information regarding their outstanding options:

                      AGGREGATED OPTION EXERCISES IN LAST
                      FISCAL YEAR AND FY-END OPTION VALUES

                                                              Number of Shares                Value of Unexercised
                                                            Underlying Unexercised                In-the-Money
                                                            Options at FY-End (#)           Options at FY-End ($)/(1)/
                                                         ---------------------------   -------------------------------------
                      Shares Acquired   Value Realized
Name                  on Exercise (#)        ($)         Exercisable   Unexercisable   Exercisable/(2)/   Unexercisable/(2)/
----------------      ---------------   --------------   -----------   -------------   ----------------   ------------------
Martin Greenwald          140,122         $428,493         315,577        120,000           $  0               $   0
Cheryl Lee                   0                0            132,159         25,000              0                   0
Jeff Framer                  0                0             78,400         25,000              0                   0
David Borshell               0                0            104,192         31,250              0                   0
----------------------------------------------------------------------------------------------------------------------------

(1) Based on the closing price on NASDAQ/NMS of the Common Stock on March 31, 1997 ($3.875).

(2) Market value of underlying securities at exercise or year-end, minus the exercise price.


DESCRIPTION OF EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

     The Company is currently a party to employment agreements with each of the executive officers named in the Summary Compensation Table. The agreements were entered into on July 1, 1994. Except for base salary, bonus compensation and fringe benefits, all of the terms and conditions of the agreements are identical.

     The agreements originally provided for a term of two years. The agreements were amended effective July 1, 1995, pursuant to which the term was extended to June 30, 1998, with an automatic extension to June 30, 1999 unless a written notice of non-renewal was given by June 30, 1997. No such notice of non-renewal was given .

     The agreements originally specified base salary amounts (and, for Mr. Greenwald, an additional annual salary component characterized as an "unaccountable personal expense allowance") for the first contract year only. The agreements were amended effective July 1, 1995 to provide that on the anniversary of each contract year commencing July 1, 1995 each executive would receive a 5% increase to their then annual base salary (and, for Mr. Greenwald, a 5% increase to his then annual unaccountable personal expense allowance); except for Mr. Borshell, who received a 15.5% increase to his then base salary for the period commencing on July 1, 1995 and ending on June 30, 1996, and a 5% increase to his then annual base salary for each subsequent contract year. The base salary amounts paid to the named executive officers pursuant to the employment agreements (which, for Mr. Greenwald, include his annual unaccountable personal expense allowance) are reflected in the Summary Compensation Table, annualized on a fiscal year basis.

     The agreements provide for the payment of cash bonuses to the executive officers as incentive compensation provided certain performance targets are met. The bonus amounts represent a percentage of the Company's fiscal pretax profits and are based upon certain qualifying conditions, such as maximum total expenses, minimum gross margin, maximum inventory levels, minimum return on assets, minimum return on net revenue and minimum current ratio. The performance criteria pursuant to which the bonuses are determined are applicable to all of the executive officers and are subject to change from time to time at the discretion of the compensation committee. Mr.

Greenwald's bonus percentage ranges between 2% and 4% provided pretax profits are greater than a specified amount. The bonus percentage for the other executive officers is 5/8%.

     The agreements provide that stock option grants will be in such form and amounts, and at such time or times, as the Board of Directors (or, if applicable, the stock option plan administrators) shall determine.

     The agreements provide for severance packages consisting of base salary and insurance continuation for six months, and pro rata bonus compensation for the longer of six months or that part of the fiscal year occurring prior to expiration of the term. The agreements also provide for comparable benefits in the event of an executive's death or permanent disability.

     In the event of a "Change of Control" (as defined in the agreements), all compensation, rights and benefits under the agreements will continue for the longer of one year following the effective date of termination or through the expiration of the remaining term of the agreements.

     In the event of a termination for "Cause" (as defined in the agreements), no severance, fringe benefits, compensation or other such rights, including any pro rata portion of bonus otherwise due, is due or payable to any executive so terminated.

     Additionally, the executives are entitled to receive medical, life and disability insurance, vacation and reimbursement for reasonable business expenses. Mr. Greenwald's agreement further provides for the payment of personal life and disability insurance premium payments and reimbursement for medical expenses not covered by medical insurance of up to $30,000 per annum (increased from $17,000 per annum pursuant to an amendment effective July 1, 1996), an additional annual salary component characterized as an "unaccountable personal expense allowance" (as stated above), and use of a company car.

     Outstanding employee stock options granted under the Company's 1992 Stock Option Plan and individual option grants without reference to a plan include provisions for acceleration of exercisability upon a change in control substantially as summarized in footnote 2 to the Option Grants in Last Fiscal Year Table. Options granted under the Company's 1990 Stock Option Plan include provisions for acceleration of exercisability upon a change in control except in the event the acquiring corporation (or a parent or subsidiary thereof) agrees to (i) assume the Company's obligations under the plan and the options or (ii) replace the options with new options having terms at least as favorable to the optionee. Options granted under the Company's 1989 Restated Stock Option Plan do not possess change in control features. Options granted in May 19, 1994 under individual plans include provisions allowing the Board to terminate the plan and the option term in the event of a change in control, whereupon the optionee may exercise the options for at least sixty days following the effective date of termination.

     On May 21, 1997, the Board (Mr. Greenwald abstaining) awarded Mr. Greenwald an $90,000 guaranteed, discretionary bonus for fiscal 1998 (the "Discretionary Bonus"). The Discretionary Bonus is payable in biweekly installments commencing June 19, 1997 and ending on March 26, 1998. The Discretionary Bonus will be offset against the first $90,000 that Mr. Greenwald may earn for fiscal 1998 under the terms of his employment agreement.

STOCK PRICE PERFORMANCE GRAPH./*/

     The graph below compares the cumulative total return of Company, the NASDAQ U.S. Market Index and a Company-selected peer group (viz., Handleman Company, J2 Communications, LIVE Entertainment, Musicland Stores and Rentrak) for the 5-year period ending March 31, 1997. The graph assumes an initial investment of $100 on April 1, 1992 in the Company, the NASDAQ U.S. Market Index and the peer group. The graph also assumes reinvestment of dividends, if any.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG IMAGE ENTERTAINMENT, NASDAQ U.S., AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period             IMAGE
(Fiscal Year Covered)      ENTERTAINMENT     NASDAQ U.S.     PEER GROUP
-------------------        -------------     -----------     ----------
Measurement Pt-  1992        $100.00           $100.00        $100.00
FYE   1993                   $ 51.00           $115.00        $ 97.00
FYE   1994                   $ 64.00           $124.00        $ 98.00
FYE   1995                   $ 68.00           $138.00        $ 69.00
FYE   1996                   $ 64.00           $187.00        $ 34.00
FYE   1997                   $ 37.00           $208.00        $ 31.00



BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION./**/

     THE COMMITTEE. The Company's Compensation Committee was established in 1992 and is composed entirely of outside directors. The Committee reviews with the full Board all aspects of the compensation packages for each executive officer of the Company. The Committee, and from time to time the full Board, approves such packages

--------------------------------------------------------------------------------

/*/ This section of the Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.


/**/ The Board Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

and any amendments thereto. The Committee administers the Company's 1989, 1990 and 1992 Stock Option Plans, and other employee benefit plans of the Company. The following report addresses the Committee's actions and decisions with respect to compensation for the 1997 fiscal year.

     COMPENSATION OBJECTIVES. The Committee's goal is to maximize shareholder value over the long-term by attracting, retaining and motivating key executives. The executive compensation packages contain three primary components: (i) base salary, (ii) long-term incentive compensation in the form of stock options and
(iii) annual incentive bonuses based on the Company's performance. The Company offers a contributory 401(k) plan and provides health, life and disability insurance to all full-time employees. In addition, to the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that which is deducible by the Company under Section 162(m) of the Internal Revenue Code of 1986.

     BASE SALARY. Base salary was paid in accordance with each executive's employment agreement, as last amended on July 1, 1995.

     OPTION GRANTS. The Committee views the option grant portion of the executive compensation packages as a special form of long-term incentive compensation to be awarded on a limited and non-regular basis. Stock options granted to executives are priced at or above the fair market value of the Common Stock on the date of grant and are intended to give management a stake in the Company's growth while aligning management interests with those of the Company's shareholders. Awards of stock options are determined based on the Committee's subjective determination of the amount of such awards necessary, as a supplement to an executive's base salary and performance-based bonus, to retain and motivate such executive.

     BONUSES. Bonuses were awarded to the current executive officers based on a formula plan pursuant to their July 1, 1994 employment agreements, as amended. All of the executive officers were entitled to receive a specified percentage of pretax profits (2% - 4% for Mr. Greenwald provided a minimum pre-tax profit amount was achieved, and 5/8% for each of Ms. Lee, Mr. Framer and Mr. Borshell) conditioned upon the achievement of specific performance criteria (such as maximum total expenses, minimum gross margin, maximum inventory levels, minimum return on assets, minimum return on net revenue and minimum current ratio). The performance criteria are subject to change from time to time at the Committee's discretion to adjust for changes in the Company's business, capitalization and performance. The Committee has not disclosed the exact numbers specified in the bonus plan components because such information is deemed to be confidential and proprietary, the disclosure of which would be against the best interests of the Company.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. In July 1996, the Committee determined that Mr. Greenwald's base salary and unaccountable personal expense allowance as provided in his employment agreement (including an increase based on the same factors as the increases to the other executive officers' base salaries), although supplemented by any bonus awarded to him in accordance with the performance-based formula contained in his employment agreement, did not provide appropriate cash compensation to Mr. Greenwald in light of the compensation objectives, goals and criteria applied generally to executive officers and summarized above. As a result, the Committee amended Mr. Greenwald's employment agreement to increase the total amount of personal insurance premiums and medical expenses not covered by insurance to be paid by the Company from $17,000 per annum to $30,000 per annum. Throughout calendar 1996, the Company was actively pursuing its acquisition strategy. In recognition of Mr. Greenwald's leadership of this effort, the Committee determined on October 10, 1996 to grant him an option for 150,000 shares of Common Stock, which award reflects the Committee's subjective determination of the number of options necessary to meet the Committee's compensation goals and objectives with respect to the stock option component of his compensation as summarized above.

                                       COMPENSATION COMMITTEE
                                       Ira S. Epstein
                                       Russell Harris

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     John W. Kluge and Stuart Subotnick, who may be deemed to beneficially own more than 5% of the Company's Common Stock as the sole shareholders of IIC, may be deemed to have indirectly controlled Orion Pictures Corporation ("OPC") prior to OPC's sale to Metro-Goldwyn-Mayer Inc. OPC's wholly-owned subsidiary Orion Home Entertainment Corporation, dba Metromedia Entertainment Group Home Video ("Orion") has licensed laserdisc programming to the Company in the ordinary course of the Company's business. The Company believes that the terms of laserdisc license agreement with Orion are comparable to the terms of similar agreements between the Company and unaffiliated parties. During the period commencing on April 1, 1996 and ending on July 1, 1997, the Company paid Orion royalties of approximately $560,000.

     On April 15, 1997, the Company and Orion entered into another license agreement pursuant to which the Company was granted exclusive rights to release twelve Orion titles in the new digital video disc (DVD) format. The Company believes that the terms of the DVD license agreement are comparable to the terms of similar DVD license agreements between the Company and unaffiliated parties. During the period commencing on April 1, 1996 and ending on July 1, 1997, the Company paid Orion advance royalties of $150,000.

     In June 1996, the Board approved that certain Stock Purchase Agreement, dated as of June 27, 1996, by and between the Company and Martin Greenwald, President and Chairman of the Board of Directors. of the Company. The stock purchase agreement provided for the purchase of 138,000 shares of restricted Common Stock held by Mr. Greenwald, at a purchase price of $5.8125 per share. The $5.8125 per share purchase price was at the same discount to market as the per share purchase price applicable under a Stock Purchase Agreement entered into with Mr. Segall, a director of the Company, dated as of July 12, 1995. The closing price of the Common Stock on June 27, 1996 was $6.125. Mr. Greenwald acquired 56,151 of the 138,000 shares on December 12, 1994 upon the exercise of an option dated December 31, 1984 granted to him under a Company stock option plan. The exercise price of the option was $1.070 per share. Mr. Greenwald acquired the 81,849 balance of the 138,000 shares on November 15, 1994 upon the exercise of a non-compensatory warrant dated December 18, 1985. The exercise price of the warrant was $0.594 per share.

     Under a November 28, 1991 agreement with Buena Vista Home Video, the Company has the exclusive right to replicate, market and distribute all Disney, Touchstone, Buena Vista and Hollywood Pictures programming on laserdisc in the United States and Canada and their respective territories. In connection with the agreement, Buena Vista's parent company, Disney Enterprises, Inc. (formerly, The Walt Disney Company) ("Disney"), was issued a warrant to purchase 1,671,760 shares of the Company's Common Stock at an exercise price of $6.00 per share. On September 29, 1995, to reduce the potential dilution of the Company's shareholders and as an inducement for the extension of the November 28, 1991 agreement, the Company granted cashless exercise rights based on average fair market value at the date of exercise in connection with the warrant. On December 31, 1996, the warrant expired unexercised.

     Under a July 1, 1992 agreement with Twentieth Century Fox Home Entertainment (formerly called FoxVideo, Inc.), the Company has the exclusive right to distribute all Fox programming on laserdisc in the United States and Canada and their respective territories. In connection with the agreement, Fox's parent company, Twentieth Century Fox Film Corporation ("Fox"), was issued a warrant to purchase 1,671,760 shares of the Company's Common Stock at an exercise price of $6.00 per share. On May 10, 1996, to reduce the potential dilution of the Company's shareholders and as an inducement for the extension of the July 1, 1992 agreement, the Company granted cashless exercise rights based on average fair market value at the date of exercise in connection with the warrant. On May 10, 1996, Fox exercised the warrant pursuant to the cashless exercise right at an average market price of $6.9375, resulting in a net issuance to Fox of 300,060 shares. The closing price on the date of exercise was $7.3125.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") and the NASDAQ/NMS initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% shareholders were complied with.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has unanimously appointed, and recommends that the shareholders ratify the appointment of, KPMG Peat Marwick LLP, independent certified public accounts and the Company's auditors since fiscal 1990, as auditors for fiscal 1998. Though shareholder ratification is not required by law or otherwise, the Board is seeking ratification as a matter of good corporate practice. If the appointment is not ratified, the Board will reconsider the appointment. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

VOTE REQUIRED.

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the Common Stock represented (in person or by proxy) and voting at the Annual Meeting (the shares affirmatively voting must also constitute at least a majority of a quorum) is required to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.


                             SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy solicitation materials for the 1998 Annual Shareholders' Meeting, a shareholder proposal must be received by the Company's Secretary at the principal executive offices of the Company no later than March 31, 1998.

     In addition, Article III, Section 4, of the Company's Bylaws provide as follows:

     Section 4.  Nomination for Director.  Nominations for election of members
     ---------   -----------------------
     of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Company no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 4 of Article II of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Company not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.


                    ANNUAL REPORT TO SHAREHOLDERS FORM 10-K

     The Company's Annual Report to Shareholders (i.e., the Company's Form 10-K for the fiscal year ended March 31, 1997) accompanies this Proxy Statement but does not constitute proxy soliciting material. Exhibits to the Annual Report/Form 10-K are available upon payment of a reasonable fee. Please direct requests, in writing, to Cheryl Lee, Esq., Secretary, Image Entertainment, Inc., 9333 Oso Avenue, Chatsworth, California 91311.


                                 OTHER BUSINESS

     The Proxyholders will have discretionary authority to vote on such business (other than Proposals 1 and 2) as may properly come before the Annual Meeting (the Board does not know of any such business as of this date) and all matters incident to the conduct of the Meeting.

                                       By Order of the Board of Directors,
                                       IMAGE ENTERTAINMENT, INC.

                                       CHERYL LEE
                                       Corporate Secretary
Chatsworth, California
July 29, 1997


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. THANK YOU.

                           IMAGE ENTERTAINMENT, INC.
    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL MEETING OF
                                  SHAREHOLDERS
                               SEPTEMBER 5, 1997

  The undersigned appoints Ira S. Epstein, Martin W. Greenwald, Russell Harris and Stuart Segall, and each of them, proxies (each with full power of substitution) to represent the undersigned at the Image Entertainment, Inc. 1997 Annual Meeting of Shareholders to be held on September 5, 1997 and any adjournments thereof and to vote the shares of the Company's common stock held of record by the undersigned on July 8, 1997 as directed below.

1. Election of Directors (Proposal 1).
 [_] FOR all nominees listed below (except as indicated to the contrary below).

 [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) STRIKE A LINE THROUGH THE NAME OF THE NOMINEE(S) IN THE FOLLOWING LIST:

     IRA S. EPSTEIN . MARTIN W. GREENWALD . RUSSELL HARRIS . STUART SEGALL

2. Ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending March 31, 1998 (Proposal 2).

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any matters incident to the conduct of the Meeting.

                          PLEASE SIGN ON REVERSE SIDE


  The shares represented by this Proxy will be voted as directed above. If no direction is indicated, the shares represented by this Proxy will be voted FOR the director nominees named in Proposal 1 and FOR Proposal 2 and will be voted in the discretion of the proxies on such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated July 29, 1997.

                                   Dated: _____________________________________

                                   Signed: ____________________________________

                                   Signed: ____________________________________

                                   Please date this Proxy and sign exactly as your name appears hereon. If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles. A Proxy executed by a corporation should be signed in its name by its president or other authorized officer. A Proxy executed by a partnership should be signed in its name by an authorized person.

                                     PLEASE PROMPTLY COMPLETE, DATE AND SIGN
                                     THIS PROXY AND RETURN IT IN THE ENVELOPE
                                     PROVIDED.